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March 26, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:


                 Fresenius National Medical Care Holdings, Inc.


We have read Item 4 of Fresenius National Medical Care Holdings, Inc.'s Form 8-K dated March 26, 1997 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,


Price Waterhouse LLP